UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	January 10, 2011
MidSouth Bancorp, Inc.
(Exact name of registrant as specified in its charter)
Louisiana	1-11826	72-1020809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
102 Versailles Boulevard, Lafayette, Louisiana		70501
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code 337-237-8343

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Appointment of Principal Officer.

On January 13, 2011, MidSouth Bancorp, Inc. (“MidSouth”) announced the appointment of Gerald G. Reaux, Jr. as Chief Operating Officer of MidSouth and its subsidiaries effective as of February 15, 2011.  It is anticipated that Mr. Reaux will succeed Mr. J.B. Hargroder as Vice Chairman in May of 2011 after the shareholders’ meeting.

Prior to joining MidSouth, Mr. Reaux, age 50, served 3 years as Chief Executive Officer of Tri-Parish Bancshares, Ltd. in Eunice, Louisiana and also served as the Vice Chairman for 7 years.  He has over 28 years of banking experience.  For his service, MidSouth expects to pay Mr. Reaux an annual base salary of $300,000, as well as provide Mr. Reaux term life, disability and other insurance customarily provided to  MidSouth’s other executive officers.  In addition, Mr. Reaux will also be entitled to an automobile, payment of certain club dues and other perquisites provided to MidSouth’s other executive officers.  Mr. Reaux will also be entitled to participate in MidSouth’s incentive plans and receive awards thereunder when granted by the Board of Directors.

Item 8.01   Other Events.

On January 13, 2011, MidSouth also announced the appointment of Troy Cloutier as Senior Executive Vice President and Chief Banking Officer of MidSouth and its subsidiaries effective February 15, 2011.  Mr. Cloutier has been with MidSouth Bank for 18 years.  He most recently  served as Senior Vice President and Regional President for the South and East Louisiana Regions in addition to managing due diligence for the Mergers and Acquisitions Team.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

99.1  Press release dated January 13, 2011

                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 14, 2011
/s/   __________________________
James R. McLemore
Senior Executive Vice President and
Chief Financial Officer